LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of August, 2006, by and among Auriga Laboratories, Inc., a Delaware corporation (“LICENSEE”), and ATHLON Pharmaceuticals, Inc., a Mississippi corporation (“ATHLON”).

RECITALS

WHEREAS, ATHLON has developed and marketed certain pharmaceutical products that are more particularly described and defined herein as the “Products.”

WHEREAS, subject to the terms and conditions of this Agreement, ATHLON desires to exclusively license to LICENSEE, and LICENSEE desires to acquire an exclusive license from ATHLON for, the Products, together with certain other tangible and intangible assets related to, or necessary for the continued development and marketing of, the Products.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1  Defined Terms. As used in this Agreement, the following defined terms have the meanings described below:

(a) “Action or Proceeding” means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

(b) “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

(c) “Books and Records” means all files, documents, instruments, papers, books and records (including scientific and financial) of ATHLON to the extent relating to the Licensed Assets or the Products, including any pricing lists, quotations, proposals, customer lists (to the extent owned and/or contractually permissible by ATHLON), information pertaining to sales of the Products, vendor lists, financial data, regulatory information or files, sales training materials, trademark registration certificates, trademark renewal certificates, and other documentation to the extent relating to the Products or the Licensed Assets.

(d) “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

(e) “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Atlanta, Georgia are authorized or obligated to close.

(f) “Calendar Month” shall mean the period of time beginning on the first (1st) day of a month and ending on the last day of the month.

(g) “Calendar Quarter” shall mean the following three (3) month periods: January to March, April to June, July to September, October to December.

(h) “Closing” has the meaning set forth in Section 2.4.

(i) “Closing Date” means the date on which the Closing actually takes place.

(j) “Consent” means any approval, consent, ratification, waiver or other authorization.

(k) “Contemplated Transactions” means all of the transactions contemplated by this Agreement.

(l) “Contract” means any and all legally binding commitments, contracts, leases, indentures, purchase orders, leases, or other agreements, whether written or oral, including all amendments thereto.

(m) “Damages” has the meaning set forth in Section 7.5(a).

(n) “DEA” means the United States Drug Enforcement Agency, and any successor agency or entity thereto that may be established hereafter, and any comparable agencies or entities of a Foreign Jurisdiction.

(o) “Encumbrance” means any mortgage, pledge, security interest, deed of trust, lease, lien, Liability, adverse claim, levy, charge, easement, right of way, covenant, restriction, or other encumbrance, third-party right or retained right of any kind whatsoever, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

(p) “FDA” means the United States Food and Drug Administration or any comparable agency of a Foreign Jurisdiction.

(q) “Foreign Jurisdiction” means any Governmental or Regulatory Authority other than those in the United States.

(r) “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country, state, county, city or other political subdivision.

(s) “Inventory” means ATHLON’s inventory of the Products with expiration dates exceeding twelve (12) months after the Closing Date and any raw materials owned by ATHLON used in the manufacture of the Products.

(t) “Know-How” means all the Products specifications; manufacturing, physical chemistry and formulation know-how; analytical testing methods and validations; technical knowledge; expertise; skill; practices and procedures; formulae; trade secrets; inventions; confidential information; analytical methodology; processes; methods; preclinical, clinical, stability and other data and results; market studies; and all other experience and know-how, in each case in tangible form and only to the extent related to the Products, whether or not patentable. Know-How shall also include all drug master files and other documents/files relating to the Products, and reports and manuals relating to standard operating procedures in the manufacture of the Products

(u) “Law” means any national, supranational, federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any Governmental or Regulatory Authority, including all regulations and guidance of the FDA (including its current good manufacturing practices, or cGMP) or the DEA.

(v) “Levall Trademark” means the trademark of the “Levall” name, which trademark is owned by ATHLON and is registered with the United States Patent and Trademark Office as Registration Number 2693565 and Serial Number 78135487.

(w) “Liability” means any obligations, debts or liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable, and due or to become due), including any of the foregoing arising under any Contract, Law or Order or in or as a result of any Action or Proceeding, and any liability for Taxes (whether arising under Treasury Regulation §1.1502-6 or otherwise).

(x) “Licensed Assets” means all assets and rights owned or licensed by ATHLON related to the Products in the Territory, including all Product Intellectual Property, Product Trademarks and Product Trade Dress.

(y) “Marketing Materials” means all marketing and promotional materials useable with respect to the marketing and sale of the Products to the extent such materials are within the possession of ATHLON.

(z) “Net Sales” means with respect to any Products, the gross amount invoiced by LICENSEE, its licensee or sub-licensee for the Products sold in bona fide, arms-length transactions, less (i) quantity and/or cash discounts from the gross invoice price which are actually taken; (ii) freight, postage and insurance included in the invoice price; (iii) amounts repaid or credited by reasons of rejections or return of goods, (iv) third-party rebates and chargebacks actually repaid or credited (v) invoiced customer duties and sales taxes (excluding income, value-added and similar taxes), if any, actually paid and directly related to the sale that are not reimbursed by LICENSEE; but in no event shall the cumulative amount of all adjustments, deductions and allowances referred to in (i) through (v) above exceed fifteen percent (15%) of the gross amount invoiced by LICENSEE, its licensee or sub-licensee for the Products.

(aa) “Nondisclosure Agreement” has the meaning set forth in Section 11.1.

(bb) “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

(cc) “Party” means each of LICENSEE and ATHLON and “Parties” means LICENSEE and ATHLON collectively.

(dd) “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship, other business organization, trust, union, association, or other entity, or any Governmental or Regulatory Authority.

(ee) “Product Intellectual Property” means any and all of the following intellectual property rights owned or licensed by ATHLON that are used or useful in the manufacture, sale, use, marketing and distribution of the Products: (i) Know-How; (ii) copyrights; (iii) patents, if any, (iv) the Product Trademarks; and (v) the Product Trade Dress.

(ff) “Product Trade Dress” means any trade dress related to the Products.

(gg) “Product Trademarks” means any trademarks related to the Products, including the Levall Trademark.

(hh) “Products” shall mean the following:

(i) Levall 5.0 - Phenylephrine HCl 15mg, Guaifenesin 100mg, Hydrocodone Bitartrate 5mg;

(ii) Levall G - Pseudoephedrine HCl/90mg, Guaifenesin 400mg;

(iii) Levall 12 - Carbetapentane Tannate 30mg, Phenylephrine Tannate 30 mg;

(iv) Levall Liquid - Phenylephrine HCl 15mg, Carbetapentane Citrate 25 mg, Guaifenesin 100mg;

(v) Lev/Pse/GG - Pseudoephedrine HCl/90mg, Guaifenesin 400mg (Levall G Generic);

(vi) Carb/Phenyl-12 - Carbetapentane Tannate 30 mg, Phenylephrine Tannate 30mg (Levall 12 Generic); and

(vii) Any future product using the Product Intellectual Property, including, but not limited to, NDAs, product line extensions, ANDAs, 505(b)(2) applications or the like.

(ii)	“Purchase Price” has the meaning set forth in Section 3.1.

(jj) “Tax” means all of the following taxes in connection with the transactions contemplated hereby: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment imposed by an governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax; (ii) any Liability for the payment of any amounts of the type described in (i) above as a result of being a member of any affiliated, consolidated, combined, unitary or other group for any taxable period; and (iii) any Liability for the payment of any amounts of the type described in (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person.

(kk) “Territory” means all countries and territories of the world.

(ll) “Trademarks” means all U. S. and other trademarks, trade names, brand names, logotypes, symbols, service marks, designs and trade names.

Section 1.2  Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, when used in this Agreement: (a) words of any gender include each other gender; (b) the terms “hereof,” “herein,” “hereto,” “hereby” and derivative or similar words refer to this entire Agreement; (c) the terms “including,” “include” or “includes” shall be deemed to be followed by “without limitation”; and (d) references to currency means U.S. Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. This Agreement shall be deemed to be drafted jointly by all the Parties and shall not be specifically construed against any Party hereto based on any claim that such Party or its counsel drafted this Agreement.

ARTICLE II
EXCLUSIVE LICENSE OF LEVALL PRODUCTS
Section 2.1  Grant of Exclusive License to Licensed Assets. Subject to the limitations and exceptions contained in this Agreement, effective as of the Closing Date, ATHLON hereby grants to LICENSEE an exclusive, even as to ATHLON, license under the Licensed Assets to make, have made, sell, offer to sell, have sold, market, promote, distribute, import and otherwise transfer, dispose, provide and place the Products in the Territory.

Section 2.2  Retention of Records. Notwithstanding anything contained in this Agreement to the contrary, ATHLON may retain a copy of all Books and Records, Marketing Materials and other documents or materials conveyed hereunder for archival purposes, and for the purpose of fulfilling its obligations under applicable Law but for no other uses or purposes.

Section 2.3  Liabilities Not Assumed. LICENSEE is assuming no Liabilities of ATHLON with respect to the Products or Licensed Assets arising prior to the Closing Date.

Section 2.4  Closing.  The licensing provided for in this Agreement (the “Closing”) will take place at 5:00 p.m. on or before August 31, 2006, at the offices of LICENSEE at 5555 Triangle Parkway, Suite 300, Norcross, Georgia, or at such other location as the parties may agree upon. Subject to the provisions of Article 10, failure to consummate the license provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10.

Section 2.5  Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)   ATHLON shall deliver to LICENSEE:

(i) a bill of sale executed by ATHLON for all of the Inventory in the form attached as Exhibit 2.5(a)(i). Delivery, transfer of title and risk of loss shall occur at the locations where such Inventory items are currently stored;

(ii) subject to Section 2.5(b)(iii), an executed assignment and assumption agreement in the form as set forth on Exhibit 2.3(b) of that certain Manufacturing and Supply Agreement with Great Southern Labs (“Great Southern Labs”) dated December 29, 2000 (the “Great Southern Labs Assignment and Assumption Agreement”);

(iii) Annual Product sales as presented in the Supplementary Data Section of ATHLON’s financial audit for 2004 and 2005 and Product sales from ATHLON’s internal records from January 2006 to July 2006;

(iv) all information currently in a presentable format in ATHLON’s possession with respect to ATHLON’s marketing and distribution of the Products to trade level customers (i.e., mass merchandisers, wholesalers and warehousing chains) and the names and gross sales revenues attributable to such customers.

(v) such other assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by LICENSEE, each in form and substance satisfactory to LICENSEE and its legal counsel and executed by ATHLON;

(vi) a certificate executed on behalf of ATHLON as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(vii) an executed copy of a mutually agreed upon operational agreement between ATHLON and LICENSEE regarding the management of the generic product line by ATHLON on behalf of LICENSEE (the “Operational Agreement”);

(viii) written certification that there is no, and that ATHLON has no knowledge of any bases for any, Action or Proceeding by the FDA pending or threatened against the Product; and

(ix) the most recent wholesaler inventory reports from Cardinal, McKesson and Amerisource Bergen detailing the Inventory at each company, and certified by an officer of ATHLON as being, to the best of its knowledge, true and correct (the “Wholesale Reports”).

(b)   LICENSEE shall deliver to ATHLON:

(i) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) ;

(ii) the Shares of LICENSEE common stock comprising the portion of the Purchase Price described in Section 3.1(b);

(iii) either, the Great Southern Labs Assignment and Assumption Agreement executed by LICENSEE or notice that LICENSEE has entered into separate negotiations with Great Southern Labs with respect to a mutually agreed upon manufacturing agreement;

(iv) a certificate executed by LICENSEE as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2; and

(v) an executed copy of the Operational Agreement.

ARTICLE III
CONSIDERATION

Section 3.1  Purchase Price. The purchase price for the Licensed Assets shall be the sum of the following (the “Purchase Price”):

(a) One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00);

(b) Two Million Five Hundred Thousand (2,500,000) shares of restricted common stock of LICENSEE (the “Shares”);

(c) Fifty percent (50%) of Net Sales up to Ten Million and No/100 Dollars ($10,000,000.00) commencing forty-five (45) days after the Closing Date through the end of the first (1st) year following the Closing Date;

(d) Twenty percent (20%) of Net Sales in excess of Ten Million and No/100 Dollars ($10,000,000.00) commencing forty-five (45) days after the Closing Date through the end of the first (1st) year following the Closing Date;

(e) Thirty-five percent (35%) of Net Sales for the second year following the Closing Date

(f) Twenty-five percent (25%) of Net Sales for the third year following the Closing Date;

(g) Eight percent (8%) of Net Sales for each year following the third year after the Closing Date until such time as the amounts paid pursuant to Sections 3.1(a) and 3.1(c)-(g) total Twenty Million and No/100 Dollars ($20,000,000.00) (such $20,000,000 amount hereinafter referred to as the “Royalty Payment Ceiling”);

(h) One percent (1%) of Net Sales for each year after such time as the amounts paid pursuant to Sections 3.1(a) and 3.1(c)-(g) meet the Royalty Payment Ceiling; and

(i) Notwithstanding the foregoing, in the event any Action or Proceeding is commenced by the FDA against any Product which impairs Net Sales, beginning ninety (90) days after such Action or Proceeding, all royalty obligations set forth in subsections (c) through (h) above, will be automatically reduced by a percentage equal to the applicable Products’ percentage of revenue (as determined by IMS or NDC data adjusted to wholesale equivalent dollars) of the Levall product line during the twelve (12) months prior to the applicable Action or Proceeding.

Section 3.2  Royalty Reduction. Notwithstanding anything herein to the contrary, if, at any time after the Registration (as defined in Section 6.6 below), the thirty (30) day average closing price per share of LICENSEE’s common stock is equal to or greater than $5.00 per share, and the thirty (30) day average daily trading volume of LICENSEE’s common stock is equal to or greater than 75,000 shares per day (the “Reduction Date”), then all amounts payable after the Reduction Date by LICENSEE to ATHLON pursuant to Sections 3.1(c)-(h) shall be reduced by fifty percent (50%), and the Royalty Payment Ceiling shall not be reduced.

Section 3.3  Reports. For purposes of determining the payments described in Sections 3.1(c)-(h), LICENSEE agrees to provide ATHLON with monthly reports indicating LICENSEE’s Net Sales for such month, and supporting documentation therefor, for each Calendar Month following the Closing Date until such time as payments under Sections 3.1(a) and (c)-(h) equal or exceed Ten Million and No/100 Dollars ($10,000,000.00). After the payments under Sections 3.1(a) and (c)-(h) equal or exceed Ten Million and No/100 Dollars ($10,000,000.00), LICENSEE shall provide ATHLON with quarterly reports indicating LICENSEE’s Net Sales for such Calendar Quarter, and supporting documentation therefore.

Section 3.4  Inspection Right. Upon reasonable prior written notice and at mutually agreeable times, but in no event more than twice every twelve (12) months, ATHLON shall have the right to appoint an independent accounting firm or other agent reasonably acceptable to LICENSEE and ATHLON, at ATHLON’s expense to inspect the LICENSEE’s financial records and information, solely for the purpose of auditing the monthly and quarterly reports, as the case may be, referred to in Section 3.2 and the payments under Sections 3.2(c)-(h) with respect to the calculation of the payments referred to in Section 3.1(c)-(h) hereof. Such auditor shall be bound by confidentiality terms consistent with the Nondisclosure Agreement as described in Section 11.1 and shall share with ATHLON information obtained or learned during such audit only to the extent that it relates to the purpose of the audit, as specified in this Section 3.4. In the event such audit discloses an underpayment or overpayment of amounts due hereunder, the appropriate party will promptly remit the amounts due to the other party and, if LICENSEE has underpaid ATHLON by more than 10%, LICENSEE shall reimburse ATHLON the reasonable costs of the audit.

Section 3.5  Payment of Purchase Price. That portion of the Purchase Price described in Section 3.1(a) shall be paid by LICENSEE to ATHLON in immediately available funds by wire transfer on such dates as due, pursuant to wiring instructions provided by ATHLON to LICENSEE not less than three (3) Business Days prior to the Closing Date. That portion of the Purchase Price described in Sections 3.1(c)-(h) shall be paid by LICENSEE to ATHLON not later than the twenty-fifth (25th) day following the Calendar Month in which the respective sale of the Products occurs until such time as payments under Sections 3.1(a) and (c)-(h) equal or exceed Ten Million and No/100 Dollars ($10,000,000.00). After the payments under Sections 3.1(a) and (c)-(h) equal or exceed Ten Million and No/100 Dollars ($10,000,000.00), LICENSEE shall pay the Purchase Price described in Sections 3.1(c)-(h) to ATHLON not later than the forty-fifth (45th) day following the Calendar Quarter in which the respective sale of the Products occurs.

Section 3.6  Payment of Sales, Use and Other Taxes. ATHLON shall be responsible for all sales, use, stamp duty, transfer, value added and other related or similar Taxes, if any, arising out of the assignment of the Inventory by ATHLON of the Licensed Assets to LICENSEE pursuant to this Agreement or payable in connection with the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ATHLON

ATHLON represents and warrants to LICENSEE, as follows:

Section 4.1  Organization. ATHLON is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own the Licensed Assets.

Section 4.2  Authority of ATHLON. ATHLON has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. ATHLON has taken all action required by Law, its certificate of incorporation, bylaws or otherwise to be taken by it to authorize the execution and delivery of this Agreement by ATHLON and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ATHLON and, when duly authorized, executed and delivered by LICENSEE, will constitute a legal, valid and binding obligation of ATHLON enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 4.3  Consents and Approvals. Except as set forth on Schedule 4.3, no consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority, or by any customer, supplier or other third party, are required by or with respect to ATHLON in connection with the execution and delivery of this Agreement by ATHLON or the performance of its obligations hereunder, except for such consents, waivers, approvals, Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not have a material adverse effect or materially impair or delay ATHLON’s ability to perform its obligations hereunder.

Section 4.4  Non-Contravention. Except as set forth on Schedule 4.4, the execution and delivery by ATHLON of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation, bylaws, or other organizational documents of ATHLON, other than such conflicts, violations or breaches as would not have a material adverse effect;

(b) conflict with or result in a violation or breach of any term or provision of any Law applicable to ATHLON, the Products or the Licensed Assets, other than such conflicts, violations or breaches as would not have a material adverse effect; or

(c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which ATHLON is a party or by which ATHLON or any of its assets is bound.

Section 4.5  Intellectual Property Rights.

(a) ATHLON owns all right, title and interest in and to, and is legally entitled to license to LICENSEE, all of the Product Intellectual Property free and clear of all Encumbrances.

(b) Neither the Product Intellectual Property, the use of Product Intellectual Property nor the Products, infringe or misappropriate the intellectual property rights of any third party, and ATHLON has not received any written notice from any Person of any claims of infringement or misappropriation with respect thereto.

(c) All trademarks included in the Product Intellectual Property, if any, are the subject of current registrations. There are no third-party rights in ATHLON’s current registrations relating to the Product Trademarks. There is not any prior use, infringement, piracy or counterfeiting of such Product Trademarks, any superior rights by any third party in such Product Trademarks, or any adverse claims pertaining to such Product Trademarks.

Section 4.6  Litigation. There are no Actions or Proceedings pending, threatened or reasonably anticipated against ATHLON or its Affiliates that relate to (a) the Licensed Assets or the Products; (b) this Agreement; or (c) the transactions contemplated by this Agreement. ATHLON is not subject to any Order that could reasonably be expected to materially impair or delay the ability of ATHLON to perform its obligations hereunder.

Section 4.7  Compliance with Law. To the best knowledge of ATHLON, ATHLON has been in compliance with all applicable Laws with respect to the Products, and ATHLON has not received any written notice alleging any violation of such Laws, and is unaware of any bases for the foregoing.

Section 4.8  Title to Licensed Assets. Except as set forth on Schedule 4.8, ATHLON has good and marketable title to the Licensed Assets free and clear of any Encumbrances. ATHLON has the legal right and ability to license the Licensed Assets to LICENSEE.

Section 4.9  Brokers. ATHLON has not retained any broker in connection with the transactions contemplated hereunder. LICENSEE has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of ATHLON.

Section 4.10  No Non-Competition Agreements or Preferential Obligations. The Licensed Assets are not subject to any non-competition agreements with, or other stipulations, covenants, settlements, agreements or the like granting preferential rights to purchase or license the Licensed Assets to, any third Persons.

Section 4.11  Products Not Subject of FDA Review. To the best knowledge of ATHLON, the Products are not, and have not been, either directly or indirectly, the subject of any FDA Form 483 inspections within the thirty-six (36) months prior to the date of this Agreement and, to the best knowledge of ATHLON, no FDA correspondence exists regarding adverse findings, warning letters, the regulatory or manufacturing status of the Products or other written correspondence.

Section 4.12  Inventory. All Inventory assigned to LICENSEE pursuant to Section 6.7 hereto was manufactured, packaged, labeled, tested, stored and handled, at all times, in compliance with the written specifications for the Product and in compliance with all current Good Manufacturing Practices as defined under 21 U.S.C. 351(a)(2)(B) as in effect from time to time, and is undamaged, merchantable and fit for its intended purpose and at the Closing or such other delivery date such Inventory will be of saleable quality and will not be adulterated or misbranded within the meaning of any Law. LICENSEE shall receive good and marketable title, and certificates of analysis, to all raw materials and Inventory acquired by LICENSEE hereunder, if any.

Section 4.13 Trade Inventories. To the best of ATHLON’s knowledge, the Wholesale Reports are true, complete and accurate.  Any trade and trade customer inventory for any Product, other than Levall 12 Trade and Levall G Trade, represents no more than forty-five (45) days of inventory.  Trade and trade customer inventory for any Levall 12 Trade and Levall G Trade represents no more than one hundred twenty (120) days of inventory and sixty (60) days of inventory, respectively.  ATHLON represents and warrants that McKesson, Cardinal and Amerisource Bergen account for over ninety percent (90%) of the Products’ revenues for the last twelve (12) months.  ATHLON further represents and warrants that its sales or load in the trade and trade customer channels over the sixty (60) days prior the date hereof have been in the ordinary course of business in that ATHLON’s Products’ sales during this sixty (60) days period shall not significantly impact revenues for LICENSEE, in the ordinary course of business, during the period sixty (60) days after the day of this agreement.  ATHLON further represents and warrants that ATHLON shall not sell or load any Product into the wholesale trade or trade customer channels, or fill any purchase orders from any customers, after date hereof without LICENSEE’s written consent; provided however, LICENSEE shall not unreasonably withhold such consent.

Section 4.14 Sufficiency Of Assets. The Licensed Assets and the licenses granted hereunder, together with the services to be provided under the Operations Agreement for the generic business, are sufficient in all material respects on the date hereof and at the time of the Closing to sell and distribute the Products in the Territory in the manner sold and distributed by ATHLON and its Affiliates on the date hereof and immediately prior to the time of the Closing.

Section 4.15 Representations with respect to the acquisition of LICENSEE’s shares:

(a) Purchase Entirely for Own Account. This Agreement is made with ATHLON in reliance upon such ATHLON’s representation to LICENSEE, which by ATHLON’s execution of this Agreement ATHLON hereby confirms, that the Shares to be received by ATHLON will be acquired for investment for ATHLON’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that ATHLON has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, ATHLON further represents that ATHLON does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Shares.

(b) Disclosure of Information. ATHLON believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. ATHLON further represents that it has had an opportunity to ask questions and receive answers from the LICENSEE regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company.

(c) Investment Experience. ATHLON has experience as an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. ATHLON further represents it has not been organized for the purpose of acquiring the Shares.

(d) Accredited Investor. ATHLON is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

(e) Restricted Securities. ATHLON understands that the Shares it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, ATHLON represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

(f) Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following or similar legends:

“These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

Section 4.16 Non-Competition. ATHLON shall not, and shall not assist any third party to, develop, market, sell or distribute any generic equivalent of any of the Products.

Section 4.17 Exclusive Representations and Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ATHLON MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THIS AGREEMENT, THE LICENSED ASSETS OR THE PRODUCTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ATHLON SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LICENSEE

LICENSEE represents and warrants to ATHLON as follows:

Section 5.1  Organization. LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to own its assets and carry on its business as currently conducted by it.

Section 5.2  Authority of LICENSEE. LICENSEE has all necessary power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. LICENSEE has taken all action required by Law, its organizational documents, or otherwise to be taken by it to authorize the execution and delivery of this Agreement by LICENSEE and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LICENSEE and, when duly authorized, executed and delivered by ATHLON, will constitute a legal, valid and binding obligation of LICENSEE enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.

Section 5.3  Consents and Approvals. No consents, waivers, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental or Regulatory Authority are required by LICENSEE in connection with the execution and delivery of this Agreement by LICENSEE or the performance of its obligations hereunder.

Section 5.4  Non-Contravention. The execution and delivery by LICENSEE of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation, bylaws or other organizational documents of LICENSEE;

(b) conflict with or result in a violation or breach of any term or provision of any Law applicable to LICENSEE; or

(c) conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or cancellation of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien or any other Encumbrance upon any Contract to which LICENSEE is a party or by which LICENSEE or any of its assets is bound.

Section 5.5  Litigation. There are no Actions or Proceedings pending or, to the knowledge of LICENSEE threatened or reasonably anticipated against LICENSEE which if adversely determined would delay the ability of LICENSEE to perform its obligations hereunder.

Section 5.6  Brokers. LICENSEE has not retained any broker in connection with the transactions contemplated hereunder. ATHLON has no, and will have no, obligation to pay any brokers, finders, investment bankers, financial advisors or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of LICENSEE.

ARTICLE VI
OTHER AGREEMENTS OF THE PARTIES

Section 6.1  Returns, Chargebacks, Rebates. The Parties agree that from the Closing Date until December 31, 2006, ATHLON shall be responsible for any and all returns, chargeback claims and rebate claims made in connection with Products which were sold by ATHLON prior to the Closing Date and that LICENSEE shall be responsible for any and all other returns, chargeback claims and rebate claims made in connection with Products.

To the extent that LICENSEE issues credits following the Closing Date relating to returns, chargebacks or rebates for Products which were sold by ATHLON prior to the Closing Date and for which ATHLON is responsible, LICENSEE will deliver to ATHLON on a quarterly basis an invoice for the same, together with documentation evidencing such returns, chargebacks or rebates, and the credits issued by LICENSEE in connection with the same, and such amounts shall reduce the amount of the Purchase Price to be delivered to ATHLON pursuant to Section 3.1(c)-(h). ATHLON agrees to accept a reduction in Purchase Price payable from LICENSEE for any such credits based on the lesser of (x) the price which would be paid or credited for such Products pursuant to LICENSEE’s return policy, or (y) in the event that LICENSEE has made discretionary increases in the prices of such Products following the Closing Date, such increased prices, provided that LICENSEE provides ATHLON with sufficient documentation to reflect that the credits issued by LICENSEE were issued at such increased prices.

The Parties shall mutually agree on the timing and method of notifying applicable federal agency customers and the Centers for Medicare and Medicaid Services of the license of the Licensed Assets to LICENSEE, and shall take whatever action is necessary to simultaneously add Products to LICENSEE’s federal supply schedule and Medicaid rebate agreement, if applicable, and delete Products from the federal supply schedule and Medicaid rebate agreement of ATHLON as applicable. ATHLON shall be responsible for the processing and payment of Medicaid and Medicare rebates applicable to sales of Products made by ATHLON and submitted under ATHLON’s Products NDC numbers as set forth on Schedule 6.1 and any other rebates, charge backs or similar payments owed to a third party for such products from the Closing Date until December 31, 2006. After such period, ATHLON shall process and pay Medicaid and Medicare rebates submitted under ATHLON’s Products NDC as set forth on Schedule 6.1 and any other rebates, charge backs or similar payments owed to a third party, but LICENSEE shall be responsible for reimbursing ATHLON for all such rebates, charge backs and similar payments until one (1) year after the last lot expiration date of Products labeled with ATHLON’s Products NDC. ATHLON will invoice LICENSEE for such rebates, charge backs, and similar payments and LICENSEE shall pay ATHLON for such rebates, charge backs, and similar payments within forty-five (45) days following the date of any such invoice; provided, however, that if any such amounts are disputed by LICENSEE, then all undisputed amounts shall be paid in such forty-five (45) day period and the parties shall use good faith efforts to resolve any such dispute. Each invoice will be submitted to LICENSEE with the documents supporting such invoices.

Section 6.2 Termination Upon Bankruptcy. Until such time as ATHLON has received Ten Million and No/100 Dollars ($10,000,000.00) in Consideration under this Agreement, in the event that LICENSEE files for or is forced into any receivership or bankruptcy proceeding at any time prior to the third anniversary of this Agreement, and such proceeding is not dismissed within ninety (90) days of its commencement, the license granted hereunder related to the Licensed Assets shall automatically be revoked and all obligations of ATHLON shall immediately terminate. For purposes of this Section 6.2, “Consideration” shall mean the payments set forth in Article III. herein, except that LICENSEE stock shall only be included in the $10,000,000 figure (i) to the extent such stock is freely tradable (at the value on the date such stock is freely tradable), or (ii) at the liquidation value to the extent such stock is liquidated by ATHLON prior to the time that the LICENSEE stock is freely tradable, whichever occurs first.

Section 6.3 License for Use of Levall Trademark. The Parties agree and acknowledge that the Levall Trademark shall not be conveyed by ATHLON to LICENSEE in connection with this Agreement or the Contemplated Transactions but, rather, ATHLON shall continue to own the Levall Trademark and all other Product Intellectual Property following the Closing Date. ATHLON acknowledges that use of the Levall Trademark is necessary for the marketing and sale of the Products licensed to LICENSEE hereunder and, therefore, ATHLON agrees to grant to LICENSEE on the Closing Date an exclusive, even as to ATHLON, license to use the Levall Trademark in connection with LICENSEE’s marketing and sales of the Products following the Closing Date, and for use in connection with any reformulation of the Products or further expansion of the Levall product line which LICENSEE may develop or undertake following the Closing Date.

Section 6.4 Complaints, Adverse Events and Recalls. LICENSEE shall maintain, or cause to be maintained, all complaint files and other records required to be maintained by the FDA and other regulatory agencies with respect to Product. ATHLON shall promptly provide to LICENSEE copies of all complaints received or other information regarding a Product which it would be required under applicable Law to disclose to a Regulatory Agency with respect to the Product that it may receive, if any. LICENSEE shall promptly provide ATHLON with copies of any complaints relating to the Product received by LICENSEE or other information regarding a Product which it would be required under applicable Law to disclose to a Regulatory Agency. In addition, the Parties shall promptly communicate to the other any serious adverse event related to the Products as specified in Title 21 Code of Federal Regulations Part 314.80 relating to the Products within one (1) Business Day. LICENSEE, except where its required by law to submit directly to the FDA, shall submit in a timely manner to ATHLON for submission to the FDA, all information about the Product required to be submitted to the FDA including but not limited to, reports of complaints, malfunctions, failures or deterioration in the characteristics or performance or instructions for use or inadequacy in labeling which may cause or caused death, injury or other event which could reasonably lead to legal action against LICENSEE. Each Party shall provide to the other Party all available follow-up information related to any such complaint, information or incident (including any information in such Party’s possession as may be reasonably required by the other Party to satisfy its regulatory filing obligations).  LICENSEE shall coordinate any recalls of Products which occur within the Territory after the Closing Date.

Section 6.5 Manufacturing. LICENSEE shall use commercially reasonable efforts to cause the manufacturing of the Products to comply with all GMP requirements. LICENSEE shall notify ATHLON of any citations from discussions with a regulatory body where such discussions and citations relate to a material aspect of GMP compliance.

Section 6.6 Registration Rights. Within one hundred twenty (120) days after the Closing Date, LICENSEE agrees to file a Form SB-2 registration statement with the SEC which shall include the Shares issued to ATHLON pursuant to Section 3 hereof (the “Registration”). The Shares shall be included in the first Form SB-2 filed by LICENSEE within the above-referenced one hundred twenty (120) day period.

Section 6.7 Inventory. ATHLON shall assign, at no cost to LICENSEE, all existing Inventory.

ARTICLE VII
COVENANTS OF THE PARTIES

Section 7.1  Cooperation. Each Party shall reasonably cooperate with the other in preparing and filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including ATHLON’s reasonable cooperation in the efforts of LICENSEE to obtain any consents and approvals of any Governmental or Regulatory Authority required for LICENSEE to be able to sell the Products.

Each Party shall reasonably cooperate with the other to continue all manufacturer, vendor, repackager and governmental relationships and any other relationships necessary for the sale of the Products by the LICENSEE.

Section 7.2  Regulatory Covenants. From and after the Closing Date, but consistent with Section 7.1 hereof, LICENSEE, at its cost, shall be solely responsible and liable for directing and controlling all regulatory and Product development issues for the Licensed Assets.

Section 7.3  Use of Sales Representatives. Upon the first (1st) anniversary of the Closing Date, LICENSEE shall have employed at least fifty (50) sales representatives assigned to actively detail the Products to physicians in the Territory (the “Minimum Promotion Commitment”).  The Minimum Promotion Commitment, for each of the three (3) twelve (12) month periods following the first (1st) anniversary of the Closing Date, will be calculated by adding the total number of sales representatives assigned to actively detail the Products to physicians in the Territory at the end of each month during each twelve (12) month period and then dividing that sum by twelve (12).

Section 7.4  Further Assurances. On and after the Closing Date, ATHLON shall from time to time, at the request of LICENSEE, execute and deliver, or cause to be executed and delivered, such other instruments of conveyance and transfer and take such other actions as LICENSEE may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in LICENSEE good and marketable title to the Licensed Assets (including assistance in the collection or reduction to possession of any of the Licensed Assets).

Section 7.5  Indemnification.

(a) By ATHLON. ATHLON shall indemnify, reimburse, and hold harmless LICENSEE, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any and all costs, losses, Liabilities, Damages, pending, threatened or concluded lawsuits, deficiencies, claims and expenses (including reasonable fees and disbursements of attorneys) (collectively, the “Damages”) to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of ATHLON herein; (ii) the breach of any representation or warranty made by ATHLON in this Agreement (without regard to materiality qualifiers contained in such representations or warranties); (iii) the negligence or willful misconduct of ATHLON, its employees, agents or contractors; and (iv) Liabilities related to the Products or Licensed Assets incurred prior to the Closing Date.

(b) By LICENSEE. LICENSEE shall indemnify, reimburse, and hold harmless ATHLON, its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Damages to the extent such Damages are incurred in connection with or arise out of (i) any breach of any covenant or agreement of LICENSEE herein; (ii) the negligence or willful misconduct of LICENSEE, its employees, agents or contractors (other than ATHLON); (iii) the breach of any representation or warranty made by LICENSEE in this Agreement (without regard to materiality qualifiers contained in such representations or warranties); and (iv) Liabilities related to the Products or Licensed Assets incurred after the Closing Date.

(c) Damages Net of Insurance; Limitations on Liability. The amount of any Damages for which indemnification is provided under this Section 7.5 shall be net of any amounts recovered by the indemnified party under insurance policies with respect to such Damages except to the extent such recovered amounts are from such Party’s or its Affiliates’ self insurance programs. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), NO MATTER HOW SUCH DAMAGES OR LOST PROFITS ARE INCURRED INCLUDING A PARTY’S, OR ITS EMPLOYEES’, AGENTS’ OR CONTRACTORS’ NEGLIGENCE, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES OR LOST PROFITS ARE INCURRED BY ANY THIRD PARTY FOR WHICH SUCH PARTY HAS AN OBLIGATION TO INDEMNIFY HEREUNDER.

(d) Time Limitations. Neither Party will have Liability (for indemnification or otherwise) with respect to claims of breach of any representation, warranty or covenant, contained in this Agreement unless on or before the first (1st) anniversary of the Closing Date (with respect to breaches of representations or warranties) or of the breach of the relevant covenant (with respect to breaches of covenant), the otherwise liable Party is notified by the other Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known. Any time limitations herein do not apply to payments due to ATHLON pursuant to Article III of this Agreement.

(e) Limitations on Amount. ATHLON will have no Liability for indemnification pursuant to Section 7.5(a)(i), (ii), (iii) and (iv) in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), except to the extent such Liability was caused by fraudulent or criminal conduct. LICENSEE will have no Liability for indemnification pursuant to Section 7.5(b)(i), (ii), (iii) and (iv) in excess of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), except to the extent such Liability was caused by fraudulent or criminal conduct. In addition, neither Party shall have Liability for Damages pursuant to Section 7.5(a)(i), (ii), (iii) and/or (iv) in the case of ATHLON, and pursuant to Section 7.5(b)(i), (ii), (iii) and/or (iv) in the case of LICENSEE, until Damages exceed Fifty Thousand and No/100 Dollars ($50,000.00) in the aggregate, at which time such Party shall be liable only for all Damages in excess of Fifty Thousand and No/100 Dollars ($50,000.00). Notwithstanding the foregoing, any limitations on amount herein do not apply to (1) payments due to ATHLON pursuant to Article III of this Agreement, (2) Liabilities related to the Products or Licensed Assets arising as a result of acts or omissions that occurred prior to the Closing Date, or (3) Liabilities arising as a result of a breach of Sections 4.3, 4.5, 4.11 or 4.16.

(f) Procedure for Indemnification - Third Party Claims. Promptly after receipt by an indemnified party under Section 7.5(a) or 7.5(b) of notice of commencement of any proceeding against it by a third party (not a Party or Affiliate of a Party), such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim. The failure to notify the indemnifying party within thirty (30) days of receipt of notice of the third party claim will relieve the indemnifying party of any liability that it may have to any indemnified party with respect to such claim only to the extent indemnifying party is actually prejudiced by the failure to provide such timely notice. If such notice is timely given, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes, may assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not be liable to the indemnified party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such proceeding incurred after such notice. If the indemnifying party assumes the defense of the proceeding, (1) it will be conclusively established that for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (2) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s Consent unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within fifteen (15) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party, provided, however, that the indemnifying party is otherwise obligated to indemnify the indemnified party pursuant to this Section 7.5.

(g) Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

Section 7.6  IP Enforcement. If a third party infringes any Product Intellectual Property as such relates to the rights granted to LICENSEE under Article 2, LICENSEE shall have the first right, but not the obligation, to institute and prosecute an Action or Proceeding to abate such infringement and to resolve such matter by settlement or otherwise.

(a) LICENSEE shall notify ATHLON of its intention to bring an Action or Proceeding prior to filing the same and in sufficient time to allow ATHLON the opportunity to discuss with LICENSEE the choice of counsel for such matter. LICENSEE shall keep ATHLON timely informed of material developments in the prosecution or settlement of such Action or Proceeding. LICENSEE shall be responsible for all fees and expenses of any Action or Proceeding against infringers which LICENSEE initiates. ATHLON shall cooperate fully at its expense by joining as a party plaintiff if reasonably requested to do so by LICENSEE or if required to do so by law to maintain such Action or Proceeding and by executing and making available such documents as LICENSEE may reasonably request. ATHLON may be represented by counsel in any such legal proceedings, at ATHLON's own expense.

(b) If LICENSEE elects not to exercise such first right, ATHLON shall have the right, at its discretion, to institute and prosecute an Action or Proceeding to abate such infringement and to resolve such matter by settlement or otherwise. LICENSEE shall cooperate fully by joining as a party plaintiff if reasonably requested to do so by ATHLON or if required to do so by law to maintain such action and by executing and making available such documents as ATHLON may reasonably request. LICENSEE may be represented by counsel in any such action, at its own expense.

(c) LICENSEE Use Of Proceeds. All amounts of every kind and nature recovered from an Action or Proceeding of infringement brought by LICENSEE shall belong to LICENSEE, and shall be used first to reimburse LICENSEE and, if ATHLON was requested by LICENSEE, or required by law, to join such Action or Proceeding, ATHLON for their respective documented and actual costs of prosecution, including attorneys' fees, expert fees and all other related expenses, and the balance shall thereafter be considered Net Sales under this Agreement and subject to payments under Article 3.

(d) ATHLON'S Use Of Proceeds. All amounts of every kind and nature recovered from an Action or Proceeding of infringement brought by ATHLON shall first be used to reimburse ATHLON and LICENSEE for their documented and actual costs of prosecution, and the balance shall belong to LICENSEE and be considered Net Sales under this Agreement and subject to payments under Article 3.

Section 7.7 Patent Prosecution. LICENSEE shall be solely responsible for prosecuting and/or defending any and all patents related to the Licensed Assets after the Closing.

Section 7.8 Governmental Filings. Each Party will prepare and file whatever filings, requests or applications that are required to be filed with any Governmental or Regulatory Authority in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.9  Bulk Sales. LICENSEE and ATHLON waive compliance with all bulk sales Laws applicable to the transactions contemplated by this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT TO LICENSEE’S OBLIGATION TO CLOSE

LICENSEE’s obligation to license the Licensed Assets and to take the other actions required to be taken by LICENSEE at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by LICENSEE, in whole or in part):

Section 8.1  Accuracy of Representations. All of ATHLON’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made.

Section 8.2  ATHLON’s Performance. All of the covenants and obligations that ATHLON is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

Section 8.3  Consents. Each of the Consents identified on Schedule 8.3 shall have been obtained and shall be in full force and effect.

Section 8.4  Additional Documents. ATHLON shall have caused the documents and instruments required by Section 2.5(a) and the following documents to be delivered (or tendered subject only to Closing) to LICENSEE:

(a) Releases of all Encumbrances on the Licensed Assets, if any;

(b) Such other documents as LICENSEE may reasonably request for the purpose of:

(i) evidencing the accuracy of any of ATHLON’s representations and warranties;

(ii) evidencing the performance by ATHLON, or the compliance by ATHLON with, any covenant or obligation required to be performed or complied with by ATHLON;

(iii) evidencing the satisfaction of any condition referred to in this Article 8;

(iv) describing any issues or concerns to the knowledge of ATHLON regarding any ATHLON manufacturer of the Products with respect to any Regulatory Agency; or

(v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

Section 8.5  No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against ATHLON, or against any Affiliate of ATHLON, any Action or Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions, or (c) by the FDA, pending or threatened, against the Product, and ATHLON has no knowledge of any bases for any such Action or Proceeding.

Section 8.6  No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause LICENSEE or any Affiliate of LICENSEE to suffer any adverse consequence under (a) any applicable Law or Order or (b) any Law or Order that has been published, introduced or otherwise proposed by or before any Governmental or Regulatory Authority.

Section 8.7  Governmental Authorizations. LICENSEE shall have received such authorizations from any Governmental or Regulatory Authority as are necessary or desirable to allow LICENSEE to continue in the business of selling the Licensed Assets from and after the Closing.

ARTICLE IX
CONDITIONS PRECEDENT TO ATHLON’S OBLIGATION TO CLOSE

ATHLON’s obligation to sell the Licensed Assets and to take the other actions required to be taken by ATHLON at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ATHLON in whole or in part):

Section 9.1 Accuracy of Representations. All of LICENSEE’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

Section 9.2 LICENSEE’s Performance. All of the covenants and obligations that LICENSEE is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

Section 9.3 Consents. Each of the Consents identified in Schedule 9.3 shall have been obtained and shall be in full force and effect.

Section 9.4  Additional Documents. LICENSEE shall have caused the documents and instruments required by Section 2.5(b) to be delivered (or tendered subject only to Closing) to ATHLON and such other documents as LICENSEE may reasonably request for the purpose of:

(a) evidencing the accuracy of any representation or warranty of LICENSEE;

(b) evidencing the performance by LICENSEE of, or the compliance by LICENSEE with, any covenant or obligation required to be performed or complied with by LICENSEE; or

(c) evidencing the satisfaction of any condition referred to in this Article 8.

Section 9.5  No Injunction. There shall not be in effect any Law or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE X
TERMINATION

Section 10.1  Termination Events. Subject to Section 10.2, this Agreement may be terminated as follows:

(a) by LICENSEE if a material Breach of any material provision of this Agreement has been committed by ATHLON and such Breach has not been cured within thirty (30) days of notice (as provided for in Section 11.2) of such Breach or has not been waived by LICENSEE;

(b) by ATHLON if a material Breach of any material provision of this Agreement has been committed by LICENSEE and such Breach has not been cured within thirty (30) days of notice (as provided for in Section 11.2) of such Breach or has not has not been waived by ATHLON;

(c)   by LICENSEE if any condition in Article 8 has not been satisfied as of the date specified for Closing in Section 2.4 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of LICENSEE to comply with its obligations under this Agreement), and LICENSEE has not waived such condition on or before such date;

(d)   by ATHLON if any condition in Article 9 has not been satisfied as of the date specified for Closing Section 2.4 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of ATHLON to comply with its obligations under this Agreement), and ATHLON has not waived such condition on or before such date; and

(e)   by mutual consent of LICENSEE and ATHLON.

Section 10.2  Effect of Termination. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 10.2 and Sections 10.3, 11.1 and 11.11 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

Section 10.3 Remedy For Breach By LICENSEE. Notwithstanding any of the foregoing, upon the termination of this Agreement by ATHLON due to a breach of this Agreement by LICENSEE which is not cured within the applicable cure period, the Licensed Assets and all rights associated therewith shall revert to ATHLON. Furthermore, ATHLON shall have the right to pursue any and all other remedies that it may have pursuant to this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Nondisclosure Agreement. The Nondisclosure Agreement between the Parties, dated July 17, 2006 (the “Nondisclosure Agreement”), is hereby incorporated herein by reference and shall continue in full force and between the date of this Agreement and the Closing Date. LICENSEE and ATHLON will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of LICENSEE and the ATHLON to maintain in confidence, any written, oral, or other information obtained in confidence from one another in connection with this the Products, the Licensed Assets, this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Section 11.2  Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by nationally recognized overnight courier that maintains records of delivery to the Parties at the following addresses or facsimile numbers:

If to LICENSEE to:

Auriga Laboratories, Inc.
5555 Triangle Parkway, Suite 300
Norcross, GA 30092
Attn: Phillip S. Pesin
Telephone: (678) 282-1600
Facsimile: (678) 282-1700

With a copy to:

Larry J. Webster
Webster & Associates
2206 Portwood Bend
Cedar Park, TX 78613
Telephone: (512) 415-0461
Facsimile: (512) 857-0278

If to ATHLON to:

ATHLON Pharmaceuticals, Inc.
6311 Ridgewood Road
Suite 401 West
Jackson, Mississippi 39211
Attn: Bobby Joe King, Jr.
Telephone: 205-986-1111
Facsimile: 205-942-3074

With a copy to:

Joseph E. Varner, III
Brunini, Grantham, Grower & Hewes, PLLC
P. O. Drawer 119 (39205)
248 East Capitol Street, Suite 1400
Jackson, Mississippi 39201
Telephone: 601-948-3101
Facsimile: 601-960-6902

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by the sender of the answer back confirmation and (c) if delivered by mail in the manner described above or by overnight courier to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto in accordance with the terms of this Section.

Section 11.3  Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) and the Confidentiality Agreement supersede all prior discussions and agreements, both written and oral, among the Parties with respect to the subject matter hereof and contain the sole and entire agreement among the Parties with respect to the subject matter hereof.

Section 11.4  Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 11.5  Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by each Party.

Section 11.6  Third Party Beneficiaries. Except as otherwise expressly set forth herein, the terms and provisions of this Agreement (and all Exhibits and Schedules attached hereto and all other documents delivered in connection herewith) are intended solely for the benefit of each Party and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights or remedies hereunder or thereunder upon any other Person.

Section 11.7  Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to an Affiliate provided that such Affiliate agrees in writing to be bound by this Agreement. Such consent shall not be unreasonably withheld or delayed. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

Section 11.8  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.9 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

Section 11.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts executed and performed in such state, without giving effect to the conflicts of laws principles. Any Action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the Courts of the State of Georgia, or, if it has or can acquire jurisdiction, in a United States District Court located in Georgia, and each of the Parties consents to the jurisdiction of such Courts (and of the appropriate appellate courts) in any such Action or Proceeding and waives to any objection to venue.

Section 11.11  Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

Section 11.12  Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of page intentionally left blank; signatures appear on the following page.]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto all as of the date first above written.

ATHLON

ATHLON Pharmaceuticals, Inc.

By:/s/ Bobby King, Jr.
Name: Bobby King, Jr.
Title: __President/CEO______________

LICENSEE

Auriga Laboratories, Inc.

By:/s/ Philip S. Pesin
Name: Philip S. Pesin
Title: Chairman & CEO

Schedule List

Schedule 4.3  Consents and Approvals
Schedule 4.4   Non-Contravention
Schedule 4.8  Encumbrances
Schedule 6.1  Product NDC Numbers
Schedule 8.3  Material Consents
Schedule 9.3   Consents

Exhibits

Exhibit 2.3(b)  Great Southern Labs Assumption and Assignment Agreement
Exhibit 2.5(a)(i) Bill of Sale